EXHIBIT 99.1

     FOR IMMEDIATE RELEASE:

DATATRAK International Receives Notification From Nasdaq National Market of
Non-Compliance with Certain Continued Listing Requirements

CLEVELAND, Ohio – December 17, 2002 – DATATRAK International, Inc. (Nasdaq: “DATA”) today announced that it has been notified by the Nasdaq Stock Market (Nasdaq) that it is not in compliance with the minimum stockholders’ equity requirement of $10 million for continued listing on the Nasdaq National Market. In its quarterly report on Form 10-Q for the period ended September 30, 2002, the Company reported stockholders’ equity of approximately $4.3 million. Nasdaq has requested that the Company provide information as to how it intends to regain and sustain compliance with this requirement, and the Company is cooperating with that request. As previously announced, the Company is actively pursuing a potential substantial equity investment in the Company, which is expected to increase stockholders’ equity well above the $10 million minimum requirement.

After reviewing the Company’s information as to how it will regain compliance, Nasdaq may determine to delist the Company’s common shares as a result of the listing deficiencies. The Company will, however, be given an opportunity to appeal that determination prior to being delisted. In addition, the Company also may consider listing its common shares on the Nasdaq SmallCap Market. There can be no assurance that the Company will be able to cure the deficiency by completing a potential equity investment or by some other course of action, or that, alternatively, the Company’s application for listing on the SmallCap Market would be accepted.

DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC™ and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC™ was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC™ can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC™ software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 39 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 13 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at or .

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC™ software; the development and fluctuations in the market for EDC technology; continued unreliability of the Internet infrastructure; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the Company’s ability to satisfy Nasdaq’s continued listing requirements and remain listed on Nasdaq; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT: Jeffrey A. Green, Pharm.D., FCP President and Chief Executive Officer DATATRAK International, Inc. 440/443-0082 x112	Terry C. Black Chief Financial Officer DATATRAK International, Inc. 440/443-0082 x110
Or
RJ Falkner & Company, Inc., Investor Relations Counsel at 800-377-9893 or via e-mail at info@rjfalkner.com